January 12, 2024

Dear Lev:

It is my pleasure to extend the following promotion to you on behalf of Bowlero Corp. We know our ability to reach our goals can only be achieved by investing in our talented people.

Position:    President

Reporting to:    Thomas Shannon, Chief Executive Officer Start Date:    January 15, 2024
Compensation:    $725,000 annualized base salary payable on a bi-weekly basis in the amount subject to applicable withholdings and deductions, in accordance with the company’s ordinary payroll practices.

You will be eligible to receive a bonus in accordance with and subject to the company’s corporate bonus plan. Your target bonus is up to 50% of your annualized based salary pursuant to and subject to such plan.

In addition, pursuant to the Bowlero Corp. 2021 Omnibus Incentive Plan (the “Plan”), the Company will provide you with an award agreement for the grant of options (the “Options”) to purchase a number of shares of Company Class A Common Stock (the “Common Stock”), with a target option value of $1,087,500, subject to the terms and conditions therein. The Options will consist of three tranches, with an equal number of shares subject to each tranche. The per share exercise price and the vesting schedule for each tranche are as follows:
•Tranche 1: Exercise price equal to the closing price of a share of Common Stock on the Start Date plus $3.00 per share, vesting in equal installments on each of the first, second and third anniversaries of the Start Date;
•Tranche 2: Exercise price equal to the closing price of a share of Common Stock on the Start Date plus $5.50 per share, vesting in equal installments on each of the first, second and third anniversaries of the Start Date;
•Tranche 3: Exercise price equal to the closing price of a share of Common Stock on the Start Date plus $8.00 per share, vesting in equal installments on each of the first, second and third anniversaries of the Start Date;

In your new position, you will have access to trade secrets and other confidential information about our business including business methods, expansion plans, marketing techniques, training techniques, supplier information, pricing information and operating procedures. This information is a valuable company asset and if known by our competitors, would cause irreparable harm to Bowlero Corporation.

To accept this offer and other terms and conditions mentioned in this letter, please sign and scan and send both pages of the offer letter along with your signed agreement to Heather Webb, Vice President of Human Resources, at hwebb@bowlerocorp.com within three days of the date of this letter. If you have questions, please feel free to call me anytime at 646.295.8281.

Dynamic workplace. Results-driven culture. Great people. Better career development.

/s/ Thomas Shannon
Chief Executive Officer

AGREED:

/s/ Lev Ekster
Lev Ekster    January 12, 2024